EXHIBIT 10.5

PLEDGE AGREEMENT

This Pledge Agreement dated as of September 28, 2006, is made and entered into by and among Buckeye Ventures, Inc., a Michigan corporation ("Pledgor"), and Alan Hardwick, Varin Larson and Deanna Larson (collectively, the "Lenders"), and Varin Larson, as the agent for the Lenders (the "Agent").

WETNESSTH:

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement (as defined below), the Pledgor is indebted to the Lenders pursuant to certain nonrecourse Notes (as defined below);

WHEREAS, pursuant to the Merger Agreement, the Pledgor agreed to pledge all of the shares of common stock (the "Pledged Stock"), of Energy King, Inc., a California corporation (the "Company"), owned by Pledgor as security for the repayment of the Notes;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Pledgor hereby agrees as follows:

1.    Definitions and Interpretation.

(a)   In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated below for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

"Default" shall mean the occurrence of any of the following events, unless cured or waived: (i) a "Default" as defined in the Notes; (ii) any representation, warranty or statement made by the Pledgor in this Agreement is untrue in any material respect; or (iii) any material breach by Pledgor of this Agreement which breach is not cured within sixty (60) days (or if such breach reasonably requires more than sixty (60) days to cure, such longer period of time as may be reasonable under the circumstances provided Pledgor has commenced and is diligently pursuing such cure) after Pledgor's receipt of notice from the Agent specifying such breach or default in reasonable detail.

"Documents" shall mean the Notes and this Agreement, in each case as amended, restated, modified or supplemented from time to time.

"Liabilities" shall mean all obligations of the Pledgor under each of the Documents and under Section 10.4 of the Merger Agreement, in each case whether now or hereafter existing or arising.

"Merger Agreement" means that certain Agreement and Plan of Merger dated as of September, 2006 among the Pledgor, EK Acquisition Corp., the Company, and the Lenders, as amended, restated, modified or supplemented from time to time.

"Notes" means those certain Promissory Notes Secured by Pledge Agreement dated September 28, 2006 made by the Company in favor of each of Alan Hardwick in the initial principal amount of $975,000, and Varin Larson and Deanna Larson in the initial principal amount of $2,925,000, in each case as amended, restated, modified or supplemented from time to time.

"Person" shall mean and include any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, any federal, state or local government or regulatory body, agency or authority, or any other entity.

"Pledged Collateral" shall mean and include (i) the Pledged Stock, (ii) any other securities, cash or other property that may be distributed, issued or otherwise received with respect to or for the Pledged Stock, whether on account of or as a result of any stock split, conversion, exchange, merger, other transaction or otherwise, and (iii) any and all dividends, distributions and other rights on or with respect to, and substitutions for, and proceeds or products of any of the foregoing.

"Uniform Commercial Code" shall mean the California Uniform Commercial Code as in effect from time to time.

(b)Any reference in this Agreement to a Section is, unless otherwise stated, a reference to a section hereof. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. The words "hereof," "herein," "hereto" and "hereunder" and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

2.     Representations and Warranties.

(a)    Pledgor represents, warrants and covenants to the Agent and Lenders as follows:

(i)             Pledgor is duly organized, validly existing, and in good standing under the laws of the State of Michigan, and has all necessary corporate authority to conduct its business wherever it is conducted.

(ii)            Pledgor has full power and authority and legal right to execute and deliver this Agreement and to pledge, hypothecate, assign, transfer, set over and deliver the Pledged Collateral, all as provided in this Agreement. This Agreement has been duly executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms.

(iii)            Pledgor is, and at the time of delivery of the Pledged Collateral to the Agent and at all times thereafter will be, the sole legal and beneficial owner of the Pledged Collateral, free and clear of any lien, charge or other encumbrance, other than the security interests in such Pledged Collateral created by this Agreement. The Agent shall have a continuing and valid first priority, perfected security interest in the Pledged Collateral securing payment of the Liabilities and will be a "bona fide purchaser" (as such term is defined in the Uniform Commercial Code) of the Pledged Collateral. Pledgor covenants and agrees that it will not sell, assign or otherwise dispose of the Pledged Collateral, nor will it create or permit to exist any security interest in, or other encumbrance on, the Pledged Collateral, except pursuant to this Agreement.

(iv)            The Pledged Collateral represents as of the date of this Agreement, and will represent at all times thereafter, all of the outstanding and issued capital stock of the Company.

(v)     As of the date this Agreement is executed there are no discussions, negotiations or agreements by Pledgor concerning the sale of the stock of the Company or the sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company into or with any other Person, or any similar type of transaction, other than the merger contemplated by the Merger Agreement.

(vi)    Neither the execution and delivery of this Agreement, nor the taking of any action in compliance with it, will (1) violate or breach any law, regulation, rule, order or judicial action binding on Pledgor, any agreement to which Pledgor is a party, Pledgor's articles of incorporation or Bylaws; or (2) result in the creation of a lien against the collateral (except that lien created by this Agreement).

(b)    All of the representations, warranties and covenants made in this Section 2 shall survive the execution and delivery of this Agreement and also shall be deemed to be repeated and confirmed each time any additional Pledged Collateral becomes subject to pledge under this Agreement.

3.     Pledge; Delivery of Pledged Collateral.

(a)            As security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Liabilities, Pledgor pledges, hypothecates, assigns, transfers, sets over and grants to the Agent a first lien on and first security interest in the Pledged Collateral.

(b)            Concurrently with the execution and delivery of this Agreement, Pledgor shall deliver to the Agent all of the now existing Pledged Collateral, in suitable form for transfer by delivery and accompanied by duly executed instruments of transfer, instructions or assignments in blank. The Agent shall maintain possession and custody of the Pledged Collateral so delivered. In the event that any Pledged Collateral shall at any time consist of certificated securities, the Agent shall be permitted following the occurrence and during the continuance of any Default to transfer all or any part of such Pledged Collateral into the name of the Agent or its nominee, with or without disclosing that such Pledged Collateral is subject to the lien and security interest under this Agreement.

(c)    During the term of this Agreement, Pledgor immediately shall deliver or cause to be delivered to the Agent to hold as part of the Pledged Collateral, and, if received by Pledgor, shall be received in trust for the benefit of the Agent and immediately delivered to the Agent as so received:

(i)    all cash, securities, interest, dividends, distributions, rights and other property at any time and from time to time declared or distributed in respect of or in redemption of, or in exchange for or attached to or issued with respect to any or all of the Pledged Collateral; and

(ii)            all other property delivered in substitution for or in addition to any of the fore-going, all certificates and instruments representing or evidencing such property and all cash, securities, interest, dividends, distributions, rights and other property at any time and from time to time declared or distributed in respect of, in exchange for or attached to or issued with respect to any or all of such property.

All such Pledged Collateral shall be in suitable form for transfer by delivery and accompanied by duly executed instruments of transfer, instructions, or assignments in blank all in form and substance acceptable to the Agent.

Notwithstanding the foregoing, until a Default shall have occurred and be continuing and until written notice shall be given to Pledgor by the Agent that a Default has occurred and is continuing and the following rights have been suspended during the continuance of such Default, the Pledgor may retain any and all cash dividends declared and paid on the Pledged Collateral free and clear of the lien and security interest granted by this Agreement, provided that such cash dividends are not being paid or distributed in connection with any partial or total liquidation or dissolution of the issuer of the Pledged Collateral or in exchange for or in redemption of any part of the Pledged Collateral.

(d)    Any cash delivered to the Agent pursuant to Section 3(c) or Section 8(a) of this Agreement which Pledgor is not entitled to retain shall be held by the Agent as cash collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Liabilities. The Agent may at any time during the continuance of any Default apply any or all of such cash or cash collateral to the payment of any or all of the Liabilities, whether or not then due. Pending such application, the Agent promptly shall invest the same in an account, under which deposits are available for immediate withdrawal, with such bank or other financial institution as the Agent may, in its reasonable discretion select. Any interest payable on any such account described in the foregoing sentence shall be collected by the Agent and shall be deposited and held as additional cash collateral in such account.

4.       Voting Rights. During the term of this Agreement until a Default shall have occurred and be continuing and written notice shall be given to Pledgor by the Agent that a Default has occurred and is continuing and the following voting rights of Pledgor have been suspended during the continuance of such Default, Pledgor shall be entitled to vote and consent and attend all meetings and otherwise exercise all rights as a shareholder or owner with respect to the Pledged Collateral in any manner not inconsistent with this Agreement. Pledgor grants to the Agent an irrevocable proxy to vote the Pledged Collateral, which proxy shall be effective only upon the occurrence and during the continuance of a Default and following receipt by the Piedgor of notice from the Agent suspending the Pledgor's voting rights as provided above, and shall be deemed coupled with an interest. During the continuance of a Default, Pledgor agrees to deliver to the Agent such further evidence of such irrevocable proxy or such further irrevocable proxies to vote the Pledged Collateral as the Agent may request.

5.       Further Assurances. At any time and from time to time, at the sole cost and expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action (including without limitation the filing of Uniform Commercial Code financing statements), that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any security interest granted by Piedgor to the Agent under this Agreement or to enable the Agent to exercise and enforce its rights and remedies with respect to any Pledged Collateral under this Agreement. Pledgor hereby agrees to pay all reasonable expenses, including reasonable attorneys' fees, incurred by the Agent after the date of this Agreement, in the perfection preservation, realization, enforcement and exercise of its rights under this Agreement. Pledgor hereby authorizes the Agent to file any and all Uniform Commercial Code financing statements with respect to the Pledged Collateral as the Agent reasonably determines to deem to be necessary.

6.      Attorney-in-Fact. Upon and during the continuance of a Default, Pledgor appoints the Agent and any agent of the Agent as Pledgor's attorney-in-fact, with full power of substitution and full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in such Person's discretion to take any action and to execute any instrument which such Person may reasonably deem necessary, advisable or desirable to accomplish the purposes of this Agreement in the event Pledgor refuses to take such action or execute such instrument promptly following the Agent's request.

7.       Reasonable Care. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which a financial lending institution accords similar securities, it being understood that the Agent shall not have any responsibility under any circumstances whatsoever for taking any necessary steps to preserve rights of Pledgor or any other Person against any parties with respect to any Pledged Collateral. The Agent shall further be deemed to have exercised reasonable care in the custody and preservation of any of the Pledged Collateral in its possession if it takes such action for that purpose as Pledgor shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent to do any act with respect to the preservation of such Pledged Collateral not so requested by Pledgor, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Pledged Collateral.

8.           Remedies.

(a)            Pledgor agrees that from time to time upon and during the continuance of a Default, the Agent or its agent or agents shall have the right: (I) to require Pledgor to deliver to the Agent such further evidence of the irrevocable proxy granted to the Agent pursuant to Section 4 of this Agreement and such further irrevocable proxies to vote the Pledged Collateral pursuant to Section 4 as the Agent may reasonably request; (ii) to transfer all or any part of the Pledged Collateral into the name of the Agent or its nominee, with or without disclosing that such Pledged Collateral is subject to the lien and security interest under this Agreement; (iii) to enforce collection of any of the Pledged Collateral by suit or otherwise, and surrender, release or exchange all or any part of the Pledged Collateral or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect to the Pledged Collateral; (iv) to sell all or any part of the Pledged Collateral at a price and using such methods (including public or private sale) as may be reasonably determined by the Agent upon at least ten (10) days' written notice (which Pledgor agrees is reasonable notification within the meaning of the Uniform Commercial Code); (v) to bid on or purchase any of the Pledged Collateral at any sale and reasonably restrict the eligibility of prospective buyers at any sale; (vi) to conduct, adjourn, or cancel any public or private sale; (vii) to sell the Pledged Collateral on credit; and (viii) if such sale is upon credit, (A) to defer any delivery of excess proceeds to Pledgor until full payment for the Pledged Collateral so sold is collected, and (B) to retain the Pledged Collateral or a security interest in the Pledged Collateral.

(b)            The Agent shall apply the net proceeds of the sale of the Pledged Collateral pursuant to Section 8(a), after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the safekeeping or otherwise of any and all of the Pledged Collateral or in any way relating to the rights of the Agent under this Agreement, including reasonable attorneys' fees and expenses, to the payment, in whole or in part, of the Liabilities in such order as the Agent may elect, and only after so applying such net proceeds and after the payment by the Agent of the Liabilities in full need the Agent account for the surplus, if any, to Pledgor.

(c)           Any purchaser of the Pledged Collateral at any such sale shall after such sale hold the same absolutely free from any claim or right of any kind, including any equitable right of redemption of Pledgor. Pledgor specifically waives all rights of redemption, stay or appraisal which Pledgor has or may have under any rule of law or statute now existing or hereafter adopted. Pledgor will at the request of the Agent execute any and all documents or instruments which the Agent reasonably deems desirable to evidence the Agent's rights as set forth above.

(d)           Subject to the nonrecourse provisions contained in this Agreement and the Notes, Pledgor further agrees that the Agent shall be entitled to exercise all of the rights and remedies available to a secured party under the Uniform Commercial Code and all rights and remedies available to the Agent under this Agreement and the Notes.

(e)     Pledgor recognizes that the Agent may effect one or more private sales of the Pledged Collateral to a restricted group of offerees and purchasers who fulfill certain suitability standards and who agree, among other things, to acquire the Pledged Collateral for their own account for investment and not for distribution or resale. Pledgor consents to private sales so made even though such sales may be at prices and upon other terms less favorable than if the Pledged Collateral were sold at public sales. Pledgor agrees that the Agent shall have no obligation to delay sale of the Pledged Collateral for the period of time necessary to permit the offering and sale of the Pledged Collateral to be registered for sale under applicable laws. Pledgor consents that private sales made under the foregoing circumstances will be deemed to have been made in a commercially reasonable manner, and that the Agent shall not be liable or accountable to Pledgor for any discount allowed by reason of the fact that such Pledged Collateral is sold in compliance with any such limitation or restriction. In lieu of exercising the power of sale conferred upon it by this Agreement, the Agent may proceed by a suit or suits at law or in equity to foreclose and sell the Pledged Collateral. Pledgor agrees that the Agent shall not be liable to Pledgor for any loss in the value of the Pledged Collateral by reason of any delay in the sale of the Pledged Collateral.

9.        Nonrecourse. Notwithstanding anything to the contrary contained in this Agreement, the Notes or any other agreement or instrument between or among the parties hereto or executed in connection herewith or therewith, the Agent and the Lenders acknowledge and agree that the Notes, this Agreement and all of the Liabilities are nonrecourse to the Pledgor and limited to the security granted pursuant to this Agreement and, without limiting the foregoing, that Pledgor shall not be liable for any deficiency with respect to the Liabilities remaining after any sale of the Pledged Collateral or any exercise of any remedies of the Agent under this Agreement or otherwise with respect to the Liabilities.

10.       Expenses. Subject to the nonrecourse provisions contained in this Agreement and the Notes, the Liabilities shall include the amount of any and all reasonable expenses, including the reasonable attorneys' and experts' fees and expenses, which the Agent may incur in connection with the enforcement of this Agreement or any of the rights and remedies of the Agent under this Agreement, including the sale of, collection from or other realization upon, any of the Pledged Collateral under this Agreement.

11.   Rights Absolute. Subject to the nonrecourse provisions contained in this Agreement and the Notes, the rights of the Agent and the security interests granted under this Agreement and all obligations of Pledgor under this Agreement shall be absolute and unconditional irrespective of: (a) any lack of validity or enforceability of the Notes or any other agreement or instrument related thereto; (b) any proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership having been filed by or against Pledgor or any other Person; (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Liabilities, or any other amendment or waiver of or consent to any departure from the Notes or any other agreement or instrument related thereto; (d) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Liabilities or any other obligations of Pledgor or any other Person; or (e) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Liabilities or of this Agreement. Pledgor waives any requirement that the Agent exhaust any right or take any action against any other Person or any. other collateral security before proceeding against the Pledged Collateral.

12.           Amendments, Waivers and Consents. No amendment or waiver of or consent to any departure by Pledgor from any provision of this Agreement, or release of the Pledged Collateral, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy by the Agent preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Pledgor, the Agent and the Lenders, and their respective heirs, personal representatives, successors and assigns.

14.           Notices. All notices, demands and other communications under this Agreement shall be in writing and shall be given and delivered in the manner provided by the Merger Agreement for notices to such parties.

15.           GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

16.           Termination. This Agreement shall terminate when all the Liabilities of Pledgor have been fully paid and performed, at which time the Agent shall immediately, at its own cost and expenses, reassign and redeliver (or cause to be reassigned and redelivered) to Pledgor, or to such Person or Persons as Pledgor shall designate such of the Pledged Collateral (if any) as shall not have been sold or otherwise applied by the Agent pursuant to the terms of this Agreement and shall still be held by it under this Agreement, together with appropriate instruments of reassignment and release.

17.           Interpretation; Partial Invalidity. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Pledge Agreement as of the date first above written.

PLEDGOR:

BUCKEYE VENTURES, INC.

By:  /s/ Alan J. Mintz
        Alan J. Mintz
        President

LENDERS:

/s/ Alan Hardwick
Alan Hardwick

/s/ Varin Larson
Varin Larson

/s/ Deanna Larson
Deanna Larson

AGENT:

/s/ Varin Larson
Varin Larson